Exhibit 10.12

Amendment to Services Agreement

This Amendment (“Amendment”), effective as of June 24, 2019 (“Amendment Effective Date”), to the Services Agreement (“Agreement”) by and between Dr. Christoph Westphal (“Provider”) and TScan Therapeutics, Inc., a Delaware Corporation (“Company”), with an effective date of October 9, 2018, confirms the following modification to the terms of the Agreement:

1.

Provider’s cash compensation under Section 1.b of the Agreement will be extended for an additional 7 month period from April 1, 2019 to October 31, 2019 at the same rate and in accordance with the same payment terms currently included in the Agreement.

2.

Payment of Provider’s cash compensation for the period May 1, 2019 through June 30, 2019 will be made in a single, lump-sum payment, in accordance with the Company’s normal payroll procedures on or around June 28, 2019. Subsequent cash compensation payments to Provider will continue through October 31, 2019 in accordance with the Company’s normal payroll schedule.

3.	Provider acknowledges receipt of payment of the April cash compensation provided in accordance with the Company’s payroll procedures on April 15, 2019 and April 30, 2019.

4.	Provider’s services to the Company after October 31, 2019 will be provided for no cash compensation.

Except for the terms of the Agreement expressly modified by this Amendment, all of the terms and conditions of the Agreement remain in full force and effect. In witness whereof, intending to be legally bound, the parties have executed this Amendment as an instrument under seal as of the Amendment Effective Date.

Provider

By:	/s/ Christoph Westphal
Christoph Westphal

TScan Therapeutics, Inc.

By	/s/ Robert Crane
Robert Crane
Chief Financial Officer